Exhibit 99.1
BLUELINX ANNOUNCES DELEVERAGING PLAN

ATLANTA - April 21, 2016 - BlueLinx Holdings Inc. (NYSE:BXC), today announced an operational efficiency initiative to improve its working capital performance and reduce the Company’s financial leverage.
The initiative included a strategic review of the Company’s distribution centers, and the Company has identified four facilities for closure. The Company will continue to fully operate these four facilities, with transition actions commencing immediately. We expect to close these four facilities by the end of 2016.
Charges associated with the facility closures include approximately $3.5 million to $4.5 million of costs in connection with exiting these facilities. The anticipated future real estate gains from the sale of the closed facilities is expected to substantially exceed the associated charges of the deleveraging initiative.

“The actions we announced today demonstrate our strong commitment to deleveraging the balance sheet and reducing our long term debt, so that we can continue to invest in the areas of the business consistent with our long-term strategic goals,” said Mitch Lewis, President and Chief Executive Officer.
About BlueLinx Holdings Inc.
BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. The Company is headquartered in Atlanta, Georgia and operates its distribution business through its national network of distribution centers. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its website at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to return to profitability, and our guidance regarding anticipated financial results. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’s control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply and/or demand for products that it distributes, general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, and changes in expectation or otherwise, except as required by law.